EXHIBIT 10.12

THE SEVERANCE PLAN FOR OFFICERS OF
LINCOLN NATIONAL CORPORATION
(Restated effective as of June 13, 2011)

Purpose and Interpretation

The Severance Plan For Officers of Lincoln National Corporation, restated effective as of June 13, 2011 (the “Plan”), is a restatement of the 2010 Amendment and Restatement of the Plan.

This Plan is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended, and the official guidance issued thereunder (the “409A Rules”).  Specifically, this Plan is intended to represent a “separation pay plan” as defined under the 409A Rules.  It is intended that benefits under this Plan shall be paid only in cases of “Job Elimination,” as defined below.  Notwithstanding any other provision of this Plan to the contrary, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

Article I: Definitions

“Applicable Cap” means the lesser of (i) two times the sum of the Officer’s annual rate of pay determined as of December 31st of the calendar year prior to the year in which the Officer’s Job Elimination occurs, or (ii) two times the maximum amount that may be taken into account under a qualified plan pursuant to Code section 401(a)(17) in effect for the calendar year in which the Officer’s Job Elimination occurs.  In calculating the Applicable Cap, all amounts that are defined as payments under a “separation pay plan” sponsored by the Corporation for an individual Officer are aggregated.

“Cause” shall have the same meaning as used and/or defined under the ERISA Severance Plan.

“Change of Control” shall have the same meaning as used and/or defined under the Change of Control Plan.

“Change of Control Plan” means the Lincoln National Corporation Executives’ Severance Benefit Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporation” means Lincoln National Corporation and its affiliates and subsidiaries.

“Effective Date” means June 13, 2011.

“ERISA Severance Plan” means the Lincoln National Corporation Severance Pay Plan, as amended from time to time.

“Established Compensation” means the Officer’s rate of pay for the calendar year immediately preceding the Officer’s Job Elimination as determined under the guidelines used by his or her respective business unit and is consistent with the rate of pay used for other company benefits (e.g., for annual enrollment, disability coverage, life insurance coverage).

“Job Elimination” or “Job Eliminated” shall have the same meaning as used and/or defined under the ERISA Severance Plan.

“Key Employee” means any Officer who, as of the date of his or her Job Elimination from the Corporation, is treated as a “specified employee” under Code section 409A(a)(2)(B)(i) (i.e., a key employee as defined in Code section 416(i) without regard to paragraph (5) thereof).  Key Employees shall be determined in accordance with Code section 409A using December 31st as the determination date.  A listing of Key Employees as of any determination date shall be effective for the 12-month period beginning on the April 1st following the determination date.

“Officers” means those officers listed in the Corporate Directory for each Participating Employer.  The list of officers is maintained by the Lincoln Life & Annuity Company and is posted on its website at:

http://llinsite.lnc.com/library/corpdir/index.htm.

“Participating Employer” means any affiliate or subsidiary of Lincoln National Corporation that is listed in Appendix A to this Plan.

Article II: Eligibility for Benefits

The benefits provided under this Plan are the Severance Pay benefit described in Article III below and the Severance Stipend benefit described in Article IV below.  All Officers who are Job Eliminated by the Corporation on or after the Effective Date of this Plan and who meet the conditions set forth below, shall be eligible for Plan benefits.

In order to qualify for the Severance Pay and Severance Stipend benefits under this Plan, the Officer must be Job Eliminated by the Corporation and must satisfy each of the three (3) requirements set forth below:

(a) The Officer must otherwise be eligible for benefits under the ERISA Severance Plan;

(b) The Officer must remain actively at work and satisfactorily perform his or her job duties until the last day that the Officer’s services are required by the Corporation; and

(c) The Officer must sign (and not revoke) an Agreement, Waiver and General Release (or similar release document) satisfactory to the Corporation (“Agreement”) that becomes effective, which shall include provisions calling for forfeiture and/or clawback of all but three (3) weeks of Severance Pay and/or Severance Stipend benefits payable or paid under this Plan in the event the Officer engages in competition with, or solicits or attempts to solicit employees or customers of, the Corporation, reveals confidential information belonging to the Corporation, fails to report such competitive activity, solicitation, or breach of confidentiality, or otherwise violates the terms of the Agreement.

Benefits are not payable under this Plan unless each of the above requirements of this Article II is satisfied and the Officer continues to satisfy such requirements throughout the duration of the Severance Period described in Article III below.

Article III: Amount of Severance Pay

Severance Pay is based on the Officer’s annual base salary or Established Compensation, whichever is higher, in effect at the time of Job Elimination.

Severance Pay is paid for each week of the applicable Severance Period, as provided below:

Officer Title		Severance Period

Officers below CLG	-	26 weeks
CLG	-	39 weeks
SMC	-	52 weeks

See Article VII below for more information regarding the coordination of the Severance Pay benefit payable under this Plan, and similar benefits under the ERISA Severance Plan, the Change of Control Plan, or any other plans, programs and arrangements sponsored by the Corporation that pay severance benefits.

Article IV:  Amount of Severance Stipend

All Officers shall be entitled to receive a cash payment in the amount of $200/week for each week of the applicable Severance Period, as determined pursuant to Article III above, as illustrated below:

Officers below CLG	-	$5,200	(= 26 weeks x $200)
CLG	-	$7,800	(= 39 weeks x $200)
SMC	-	$10,400	(= 52 weeks x $200)

See Article VII below for more information regarding the coordination of the Severance Stipend benefit payable under this Plan, and similar benefits under the ERISA Severance Plan, the Change of Control Plan, or any other plans, programs and arrangements sponsored by the Corporation that pay severance benefits.

Article V:  Timing of Payments

In general, payments under this Plan will be paid, or begin to be paid, as soon as practical, but in no event later than 90 days, after the date the Officer satisfies the requirements of Article II above.

Notwithstanding the foregoing, for amounts in excess of the Applicable Cap that are payable to a Key Employee, or any amount of Plan benefits payable to a Key Employee covered under the Change of Control Plan, benefits under this Plan will begin to be paid no earlier than the first day of the month that is a full six (6) months after the date of the Key Employee’s Job Elimination.  No interest or other compensation will be paid to the Key Employee in consideration of such delay.

Article VI:  Form of Payment

Severance Pay.  Except as provided below, Severance Pay is paid bi-weekly.  In no event shall Severance Pay be paid later than December 31st of the second calendar year following the calendar year in which the Officer’s Job Elimination occurs.

Severance Stipend.  The Severance Stipend is paid in a cash lump sum.

Rule for Key Employees Covered under the Change of Control Plan.  Notwithstanding the foregoing, any Severance Pay or the Severance Stipend payable under this Plan to a Key Employee covered under the Change of Control Plan will be paid in a lump sum.

Article VII:  Coordination With Other Plans, Programs & Arrangements

Any Severance Pay or Severance Stipend payable pursuant to this Plan is not eligible to be contributed to any of the Corporation’s qualified savings or 401(k) plans, nor eligible to be deferred under any of the Corporation’s non-qualified savings or deferred compensation arrangements.  No Severance Pay or Severance Stipend is considered in the calculation of benefits under any of the Corporation’s qualified or non-qualified defined benefit plans.

Any amounts of Severance Pay and Severance Stipend payable under this Plan shall be reduced, or offset, on a dollar-for-dollar basis, by the amount of any severance pay and severance stipend that may also be payable to the Officer under the ERISA Severance Plan or under any other plan, program, contract or arrangement sponsored by the Corporation calling for the payment of severance or severance-like payments or stipend or stipend-like payments.

In addition, if the Officer is also eligible for benefits pursuant to the terms of the Change of Control Plan, then any amount of Severance Pay and Severance Stipend payable to the Officer under this Plan shall offset or reduce the amount payable to the Officer under the Change of Control Plan.

The purpose of this Article is to prevent “double-dipping,” or the payment of duplicative severance benefits under one or more plans, programs, arrangements or agreements sponsored by the Corporation.

Except as expressly provided herein, particularly as to the amount of Severance Pay, Severance Stipend, and/or as to the coordination of benefits provisions in this Plan, this Plan does not amend or otherwise modify the provisions of any of the plans, programs, arrangements or agreements established, maintained or entered into by the Corporation for the purpose of providing benefits to employees.  The Corporation reserves the right to amend or terminate this Plan at any time.

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IN WITNESS WHEREOF, the Chief Executive Officer of the Corporation hereby approves this restatement of The Severance Plan for Officers of Lincoln National Corporation, effective June 13, 2011.

LINCOLN NATIONAL CORPORATION

/s/ Dennis R. Glass
Dennis R. Glass
President and Chief Executive Officer